Exhibit 3.1
LANCE, INC.
ARTICLES OF AMENDMENT
ELIMINATING SERIES A JUNIOR
PARTICIPATING PREFERRED STOCK
     The undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation to eliminate its Series A Junior Participating Preferred Stock:
1.	The name of the Corporation is LANCE, INC.

2.	The following Amendment to the Restated Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation on July 24, 2008:
     The Board of Directors does hereby eliminate from its Restated Articles of Incorporation all matters set forth in Articles of Amendment filed with the Secretary of State of North Carolina on July 14, 1998 with respect to the series of Preferred Stock, $1 par value, of the Corporation, designated SERIES A JUNIOR PARTICIPATING PREFERRED STOCK, consisting of One Million (1,000,000) shares, and all shares of the Corporation’s Preferred Stock previously so designated shall resume the status which they had prior to such designation.
     3. No shares of the Corporation’s Series A Junior Participating Preferred Stock, par value $1 per share, have been issued.
     This the 29th day of October, 2008.

LANCE, INC.
By	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President